UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 21, 2014

Patterson-UTI Energy, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22664	75-2504748
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

450 Gears Road, Suite 500, Houston, Texas		77067
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-765-7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 21, 2014, Patterson-UTI Energy, Inc. (the "Company") announced that its pressure pumping operations in the Appalachian region have been negatively impacted by unusually severe weather during the first quarter. The Company now expects pressure pumping revenues of approximately $240 million for the first quarter, with a margin percentage of approximately 17%. The margin percentage is lower than projected as a result of having crews and equipment on location that were unable to provide revenue generating services during the unusually severe weather. While on location, the Company continued to incur labor, demurrage and other costs, including fuel costs to run equipment in order to protect it in these extraordinary weather conditions.

The severe weather has not significantly impacted the Company's other operations, and demand remains strong for both pressure pumping and drilling services even in the areas impacted by weather.

Margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Margin percentage is defined as margin divided by revenues.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is furnished herwith:

99.1 Press Release dated March 21, 2014 Commenting on Expected First Quarter 2014 Results

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

March 21, 2014	By:	John E. Vollmer III

Name: John E. Vollmer III
Title: Senior Vice President - Corporate Development, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 21, 2014 Commenting on Expected First Quarter Results